As filed with the Securities and Exchange Commission on June 12, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

OFFICE PROPERTIES INCOME TRUST

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	26-4273474 (I.R.S. Employer Identification Number)

Two Newton Place 255 Washington Street, Suite 300 Newton, Massachusetts (Address of Principal Executive Offices)	02458-1634 (Zip Code)

Second Amended and Restated Office Properties Income Trust

2009 Incentive Share Award Plan

(Full title of the plan)

Brian E. Donley

Chief Financial Officer and Treasurer

Office Properties Income Trust

Two Newton Place

255 Washington Street, Suite 300

Newton, Massachusetts 02458-1634

(Name and address of agent for service)

(617) 219-1440

(Telephone number, including area code, of agent for service)

Copy to:

Howard E. Berkenblit

Shu Wei

Sullivan & Worcester LLP

One Post Office Square

Boston, Massachusetts 02109

(617) 338-2800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☒

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8, or this Registration Statement, is being filed by Office Properties Income Trust, a Maryland real estate investment trust, or the Registrant, relating to 2,000,000 common shares of beneficial interest, $.01 par value per share, or Common Shares, issuable under the Second Amended and Restated Office Properties Income Trust 2009 Incentive Share Award Plan, or the Plan. At the 2025 Annual Meeting of Shareholders of the Registrant held on June 12, 2025, the Registrant’s shareholders approved the Plan to increase by 2,000,000 the total number of Common Shares available for award under the Plan to 3,500,000 Common Shares.

This Registration Statement is filed pursuant to General Instruction E to Form S-8. Accordingly, this Registration Statement hereby incorporates by reference the contents of the registration statement on Form S-8 filed by the Registrant on May 27, 2020 (File No. 333-238709), or the Prior Registration Statement, with respect to the Plan, except as supplemented by the information set forth below.

This Registration Statement relates solely to the registration of additional securities of the same class as are registered on the Prior Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended, or the Securities Act, and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I have been or will be delivered to the participants in the Plan as required by Rule 428(b). Pursuant to General Instruction E to Form S-8, the Registrant hereby incorporates by reference the contents of the Prior Registration Statement, except as supplemented by the information set forth below.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents filed with the Securities and Exchange Commission, or the SEC:

(a)	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2024;

(b)	the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025;

(c)	the Registrant’s Current Reports on Form 8-K filed with the SEC on February 7, 2025, March 12, 2025, March 14, 2025, March 26, 2025 and April 7, 2025; and

(d)	the description of the Registration’s Common Shares contained in its registration statement on Form 8-A dated June 30, 2016, as updated by the description of the Registrant’s Common Shares filed as Exhibit 4.14 to its Annual Report on Form 10-K for the year ended December 31, 2024, including any further amendments or reports filed for the purpose of updating that description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information that are related to such items) after the date of this Registration Statement but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.	Indemnification of Directors and Officers.

The laws related to Maryland real estate investment trusts, or the Maryland REIT Law, permit a real estate investment trust, or REIT, formed under Maryland law to include in its declaration of trust a provision limiting the liability of its trustees and officers to the REIT and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty by the trustee or officer that was established by a final judgment as being material to the cause of action adjudicated. The Registrant’s declaration of trust contains a provision that eliminates the liability of its trustees and officers to the maximum extent permitted by the Maryland REIT Law.

The Maryland REIT Law also permits a Maryland REIT to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent permitted by the Maryland General Corporation Law, or the MGCL, for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or are threatened to be made, a party by reason of their service in those capacities. However, a Maryland corporation is not permitted to provide this type of indemnification if the following is established:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under Maryland law, a Maryland corporation may not indemnify a director or officer in a suit by the corporation or in its right in which the director or officer was adjudged liable to the corporation or in a suit in which the director or officer was adjudged liable on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that a personal benefit was improperly received, is limited to expenses. The MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of the following:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by him or her, or on his or her behalf, to repay the amount paid or reimbursed by the corporation if it is ultimately determined that this standard of conduct was not met.

The Registrant’s declaration of trust authorizes the Registrant, and the Registrant’s bylaws requires the Registrant, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify any of its present or former trustees or officers, and any individual who, while a trustee or officer of the Registrant and, at its request, serves or has served as a trustee, director, officer, partner, employee or agent of another REIT, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and who is made or threatened to be made a party to a proceeding by reason of his or her service in that capacity and to, without requiring a preliminary determination of ultimate entitlement to indemnification, pay or reimburse their reasonable expenses in advance of final disposition of the proceeding. The Registrant’s bylaws also permit the Registrant to indemnify and advance expenses to any person who served any predecessor of the Registrant in the capacities described above and any present or former shareholder, employee or agent of the Registrant or any such predecessor. Except with respect to proceedings to enforce rights to indemnification, the Registrant is only required to indemnify its trustees and officers as described above in connection with a proceeding initiated by any such person against the Registrant if such proceeding was authorized by the Registrant’s board of trustees.

The Registrant has also entered into indemnification agreements with its trustees and officers providing for procedures for indemnification by the Registrant to the maximum extent permitted by Maryland law and advancements by the Registrant of certain expenses and costs relating to claims, suits or proceedings arising from their service to the Registrant. The Registrant also maintains directors’ and officers’ liability insurance for its trustees and officers.

The SEC has expressed the opinion that indemnification of trustees, officers or persons otherwise controlling a company for liabilities arising under the Securities Act is against public policy and is therefore unenforceable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Composite Copy of Amended and Restated Declaration of Trust, dated June 8, 2009, as amended to date. (Incorporated by reference to the Registrant’s Registration Statement on Form S-3/A filed on April 1, 2025, File No. 333-285051.)

4.2	Third Amended and Restated Bylaws of the Registrant, adopted June 13, 2024. (Incorporated by reference to the Registrant’s Current Report on Form 8-K filed on June 13, 2024.)

4.3	Form of Common Share Certificate. (Incorporated by reference to the Registrant’s Annual Report on Form 10-K filed on December 31, 2018.)

5.1	Opinion of Venable LLP. (Filed herewith.)

23.1	Consent of Deloitte & Touche LLP. (Filed herewith.)

23.2	Consent of Venable LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

99.1	Second Amended and Restated Office Properties Income Trust 2009 Incentive Share Award Plan. (Incorporated by reference to Annex A to the Registrant’s definitive proxy statement for the Registrant’s 2025 annual meeting of shareholders filed on April 3, 2025.)

107	Calculation of Filing Fee Table. (Filed herewith.)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newton, Commonwealth of Massachusetts, on June 12, 2025.

OFFICE PROPERTIES INCOME TRUST

By:	/s/ Yael Duffy
Yael Duffy
President and Chief Operating Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Yael Duffy and Brian E. Donley, and each of them, her, his or their true and lawful attorneys in fact and agents, with full power of substitution and resubstitution, for her, him or them and in her, his or their name, place and stead, in any and all capacities, to sign any and all amendments, including post- effective amendments, to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as she, he or they might or could do in person, hereby ratifying and conforming all that said attorneys in fact and agents, and each of them, or their respective substitutes, and each of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Yael Duffy	President and Chief Operating Officer	June 12, 2025
Yael Duffy

/s/ Brian E. Donley	Chief Financial Officer and Treasurer	June 12, 2025
Brian E. Donley	(principal financial officer and principal accounting officer)

/s/ Jennifer B. Clark	Managing Trustee	June 12, 2025
Jennifer B. Clark

/s/ Donna D. Fraiche	Independent Trustee	June 12, 2025
Donna D. Fraiche

/s/ Barbara D. Gilmore	Independent Trustee	June 12, 2025
Barbara D. Gilmore

/s/ William A. Lamkin	Independent Trustee	June 12, 2025
William A. Lamkin

/s/ Elena B. Poptodorova	Independent Trustee	June 12, 2025
Elena B. Poptodorova

/s/ Timothy R. Pohl	Independent Trustee	June 12, 2025
Timothy R. Pohl

/s/ Adam D. Portnoy	Managing Trustee	June 12, 2025
Adam D. Portnoy

/s/ Jeffrey P. Somers	Independent Trustee	June 12, 2025
Jeffrey P. Somers

/s/ Mark A. Talley	Independent Trustee	June 12, 2025
Mark A. Talley